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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       Mitcham                        Jana
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

       10618 Great Plains
    ----------------------------------------------------------------------------
                                   (Street)

       Houston                        TX                             77064
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      NUTRITION FOR LIFE INTERNATIONAL, INC. (NFLI)
      ---------------------------------------------

3.  I.R.S. or Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  SEPTEMBER 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
      EXECUTIVE VICE PRESIDENT AND SECRETARY
    ----------------------------------------------------------------------------


7.  Individual or Joint/Group Reporting  (check applicable line)

    [X]  Form Filed by One Reporting Person
    [ ]  Form Filed by More than Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*If this form is filed by more than one person, see instruction 4(b)(v).

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)               $3.00               12/3/98                                      8334
-----------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)               $3.00               12/3/98                                      8333
-----------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)               $3.00               12/3/98                                      8333
-----------------------------------------------------------------------------------------------------------------------------

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            of De-        of In-
                                 Date                                           ative       Secur-           rivative      direct
                                 (Month/Day/                                    Secur-      ities            Secu-         Bene-
                                 Year)                                          ity         Bene-            rity:         ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indi-         (Instr.
                               Exer-    tion         Title   Number of                      of Year          rect (1)      4)
                               cisable  Date                 Shares                         (Instr. 4)       (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)          12/3/99   12/2/08  Common Stock  8334
------------------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)          12/3/00   12/2/08  Common Stock  8333
------------------------------------------------------------------------------------------------------------------------------------
Option (Right to Buy)          12/3/01   12/2/08  Common Stock  8333                         163,400          D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               8,400          I            By spouse
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                              /s/ Jana Mitcham                      1/27/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date